MARLTON TECHNOLOGIES, INC.
                             STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT (the "Option Agreement") is granted as of the 15th day of March, 2005, by MARLTON TECHNOLOGIES, INC., a Pennsylvania corporation ("Marlton") to Harold Jensen (the "Optionee").

                              W I T N E S S E T H:

      1. Grant. In connection with Optionee's initial employment by Marlton's subsidiary on the date of this Option Agreement, Marlton hereby grants to the Optionee stock options (the "Options") to purchase on the terms and conditions set forth herein, an aggregate of Five Hundred Thousand (500,000) shares (appropriately adjusted for any subsequent stock splits, stock combinations or similar capital restructuring) of Marlton's Common Stock, no par value per share (the "Option Shares"), at a purchase price per share of One Dollar Thirty-One Cents ($1.31) (the "Option Price").

      2. Term. This Option Agreement and Optionee's right to exercise Options vested in accordance with Paragraph 3 shall terminate on the earlier of (i) March 14, 2011, or (ii) upon termination of Optionee's employment or employment agreement dated March 15, 2005 ("Employment Agreement") with Marlton's wholly-owned subsidiary Sparks Exhibits & Environments Corp. ("Subsidiary"), provided that in the event of termination (A) due to Optionee's death or disability, Optionee (or Optionee's spouse or estate) may exercise this Option Agreement for a period of twelve months following the date of termination as to Options fully vested on or before the date of termination, and (B) by the Subsidiary without "Cause" or by the Optionee with "Good Reason" or by either party after the "Initial Term" (in each case as defined in the Employment Agreement), the term shall remain unchanged.

      3. Vesting. The Options will vest 100,000 on March 15, 2006, and as provided in the following table, provided Optionee continues to be employed by the Subsidiary on each of such dates.

                                                      Annual
               Annual Revenue                      Shares Vested
               --------------                      -------------
                $12,500,000                           50,000
                $13,750,000                           55,000
                $15,000,000                           60,000
                $16,125,000                           65,000
                $17,500,000                           70,000
                $18,750,000                           75,000
                $20,000,000                           80,000
                $21,250,000                           85,000
                $22,500,000                           90,000
                $23,750,000                           95,000
                $25,000,000                          100,000


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Annual vesting is based on annual Revenues from SMT Customers over each of the years ending March 31, 2006, 2007, 2008 and 2009. If a salesperson of Marlton, Subsidiary or any other affiliate of Marlton is terminated without Cause (as defined in the Employment Agreement) and this results in loss of a SMT Customer, Marlton and Optionee will consider in good faith the effect on the vesting schedule, including whether a replacement salesperson should be hired, the volume of accounts and leads transferred by the Company and its affiliates to Subsidiary, and/or adjustment to the vesting schedule. Notwithstanding the foregoing, the vesting and term of the Options will accelerate upon the consummation of a Change of Control (as such term is defined in the Plan (defined below)) by Marlton or on the date that Marlton is no longer a publicly traded company; in either of which event Optionee may elect to exercise the Options within the thirty (30) day period immediately preceding such transaction. The accelerated vesting will be calculated in accordance with the above table, based on the assumption that the Revenues for each of the remaining years of the four year vesting period would equal the Revenues for the most recently completed annual period prior to the effective date of such transaction.

"SMT Customers" means all sales originating from Showtime Enterprises, Inc. and Showtime Enterprises West, Inc. (collectively, the "Entities") customers listed on Annex 1 to this Exhibit B and any new customers generated by any of the account executives listed on Annex 2 to this Exhibit B on or after the Effective Date.

"Revenues" means collection of amounts from SMT Customers on Company sales recognized after the Effective Date in accordance with the Company's revenue recognition policies, excluding taxes, storage and specifically-designated admin/cad surcharges.

      4. Method of Exercise and Payment. Vested Options may be exercised from time to time, in whole or in part. When exercisable under Paragraph 3, the Option may be exercised by written notice to Marlton specifying the total number of Option Shares to be exercised. The notice shall be accompanied by payment in cash or by check equal to the aggregate Option Price of all Option Shares covered by such notice.

      5. Notices. Any notice to be given to Marlton shall be addressed to Marlton at its principal executive office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the records of Marlton or the Subsidiary or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

      6. General. This Option shall not be assignable by Optionee, except upon death or disability as provided in Paragraph 2. Stock certificates representing the Option Shares acquired shall bear any legends required by applicable state and federal securities laws. Company stock issuances are unregistered, requiring a one year holding period.

      7. Tax Provision. This Option Agreement shall be interpreted and construed in a manner consistent with, and to satisfy the requirements of, the provisions of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"). This Option Agreement shall not be subject to the provisions and restrictions of Section 421, 422A(b) et. seq. of the Code.


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      8. Other Provisions. While this Option Agreement is not issued under
Marlton's 2001 Equity Incentive Plan ("Plan"), this Option Agreement shall be subject to the same terms and conditions as those contained in the Plan (as if issued thereunder), except to the extent of any inconsistent express provisions contained herein.

      IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

                                        MARLTON TECHNOLOGIES, INC.


Attest:

______________________________          By:  ______________________________
          Secretary                                   Vice Chairman

Witness:

______________________________          ______________________________
                                        Optionee:  Harold Jensen


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